Exhibit 99.1

For media: Mike Barger KCI Corporate Communications Phone: +1-210-255-6824 Email: mike.barger@kci1.com	For investors: Greg Faje Brunswick Group LLC Phone: +1-212-333-3810 Email: gfaje@brunswickgroup.com

LIFECELL CORPORATIONTM ANNOUNCES LEADERSHIP CHANGE

Bridgewater, N.J., April 12, 2013 – The Board of Directors of the parent company of LifeCell CorporationTM (LifeCell) today announced a change in leadership as the company enters into its next phase of growth. This growth will build on LifeCell’s scientific heritage and proprietary technologies and will include global expansion, development of products for new markets, and pursuit of strategic merger and acquisition opportunities to fulfill the company’s mission to transform surgery through continuous innovation.

Joe Woody, president and CEO of LifeCell’s sister company, Kinetic Concepts, Inc. (KCI), has been appointed interim CEO of LifeCell, overseeing and supporting the LifeCell management team. Lisa Colleran, president and CEO of LifeCell, is leaving the company to pursue new opportunities. An executive search is underway for a new, permanent leader.

“The Board wishes to thank Lisa for her valuable contribution to LifeCell over the last ten years, and the role she has played in fueling the company’s growth trajectory,” said Buddy Gumina, chairman of the Board of Directors.

“LifeCell’s strong track record has made the company a recognized leader in the field of regenerative medicine,” said Joe Woody. “Global market conditions require innovative thinking, and at the same time create significant opportunities for LifeCell. I look forward to working closely with the company’s talented management team to launch the next phase of the company’s growth.”

About LifeCell

LifeCell CorporationTM (LifeCell), based in Bridgewater, NJ, is a leader in regenerative medicine and develops and markets innovative tissue repair products for the reconstructive, orthopedic and urogynecologic biosurgery markets. LifeCell products include Strattice™ Reconstructive Tissue Matrix and AlloDerm® Regenerative Tissue Matrix for plastic, reconstructive, and general surgical applications; Cymetra® Regenerative Tissue Matrix, a particulate form of AlloDerm® Tissue Matrix suitable for injection; Repliform® Regenerative Tissue Matrix for urogynecologic surgical procedures; GraftJacket® and Conexa™ for orthopedic surgical procedures; and the SPY® Elite System for the visualization and evaluation of tissue perfusion. Additional information about LifeCell and its products is available at www.lifecell.com.

About KCI

Kinetic Concepts, Inc. (KCI) is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology transformational healing solutions for customers and patients in more than 25 countries around the world. Headquartered in San Antonio, Texas, KCI is committed to advancing the science of healing and positively impacting patient care by developing customer-driven innovations to meet the evolving needs of healthcare professionals. Proprietary KCI negative pressure technologies have revolutionized the way in which caregivers treat a wide variety of wound types. The V.A.C.® Therapy System has been used on more than 7 million wounds worldwide. Additional information about KCI and its products is available at www.KCI1.com.

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